INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference of our report dated March 30, 2002, accompanying the consolidated financial statements of Premier Concepts, Inc., also incorporated by reference in the Form S-3 Registration Statement of Premier Concepts, Inc., and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.

HEIN + ASSOCIATES LLP

Denver, Colorado
May 29, 2002